EXHIBIT 11
CAVALIER HOMES, INC. AND SUBSIDIARIES
COMPUTATION OF INCOME (LOSS) PER COMMON SHARE
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Quarter Ended
	September 30, 2006	October 1, 2005
Income (loss) from continuing operations	$(788)	$1,557
Income from discontinued operations	—	28
Net income (loss)	$(788)	$1,585
SHARES:
Weighted average common shares outstanding - basic	18,344,580	18,111,850
Dilutive effect if stock options were exercised	—	253,067
Weighted average common shares outstanding - diluted	18,344,580	18,364,917
Income (loss) per share:
Basic:
From continuing operations	$(0.04)	$0.09
From discontinued operations	—	0.00
Net income (loss)	(0.04)	0.09
Diluted:
From continuing operations	(0.04)	0.09
From discontinued operations	0.00	0.00
Net income (loss)	$(0.04)	$0.09

	Year-to-Date Ended
	September 30, 2006	October 1, 2005
Income from continuing operations	$1,027	$2,033
Income (loss) from discontinued operations	12	(1,833)
Net income	$1,039	$200
SHARES:
Weighted average common shares outstanding - basic	18,332,276	18,059,530
Dilutive effect if stock options were exercised	97,669	243,009
Weighted average common shares outstanding - diluted	18,429,945	18,302,539
Income (loss) per share:
Basic:
From continuing operations	$0.06	$0.11
From discontinued operations	0.00	(0.10)
Net income	0.06	0.01
Diluted:
From continuing operations	0.06	0.11
From discontinued operations	0.00	(0.10)
Net income	$0.06	$0.01